Exhibit 99.1

CVRx Announces Sales Leadership Transition

Robert John to Depart as Chief Revenue Officer; Paul Verrastro Named Interim Head of Sales

MINNEAPOLIS, August 11, 2026 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) (“CVRx”), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced that Robert John, Chief Revenue Officer, will depart the company, and that Paul Verrastro will assume the role of Interim Head of Sales, effective immediately.  In his new role, Mr. Verrastro will lead CVRx’s sales organization while the company conducts a search for a permanent successor.

Mr. Verrastro brings more than 30 years of medical device sales and marketing experience to the role. He has been with CVRx for over five years and recently moved into a new senior advisor role focused on commercial execution support. Prior to assuming this role, he was most recently Chief Marketing and Strategy Officer. Prior to joining CVRx, he held sales and marketing leadership positions at Guidant, Boston Scientific and Medtronic, much of that work focused on bringing novel therapies and technologies to market, including implantable cardioverter defibrillators (ICDs) and cardiac resynchronization therapy (CRT).

“Our revised commercial outlook and need to improve commercial execution have led us to make a change in sales leadership,” said Kevin Hykes, President and Chief Executive Officer of CVRx. “I have full confidence in Paul’s ability to lead our sales team while we search for a new leader. He knows our business, our customers and our commercial strategy, and is well respected by the sales force. This continuity will serve us well as we work through this transition.”

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure.

Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has been certified as compliant with the EU Medical Device Regulation (MDR) and holds CE Mark approval for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

763-416-2853

emeyers@cvrx.com